Exhibit 99.1
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Casual Male Retail Group, Inc. Announces Proposed Offering Of $75 Million in
Convertible Debt

Tuesday November 11, 11:04 pm ET

            CANTON, Mass., Nov. 11 /PRNewswire-FirstCall/ -- Casual Male Retail Group, Inc. (Nasdaq: CMRG - News), today announced that it intends to offer, subject to market and other conditions, approximately $75 million in aggregate principal amount of Convertible Senior Subordinated Notes due 2024 in a private placement to qualified institutional investors.

            The notes will be convertible at the option of the holder into shares of CMRG common stock. The interest rate, conversion price and offering price are to be determined by negotiations between CMRG and the initial purchaser of the notes. The notes will be general unsecured obligations of the company and will be subordinate to all existing and future designated senior indebtedness of the company. CMRG will grant the initial purchaser of the notes a 13-day option to purchase up to an additional aggregate $15 million principal amount of the notes.

            CMRG intends to use approximately $8.4 million of the net proceeds to purchase 1,000,000 shares of its common stock from purchasers of the notes, in negotiated transactions concurrent with the offering, and $24.9 million of the net proceeds to redeem its 12% senior subordinated notes due 2007. The Company also intends, subject to market and other conditions, to seek to redeem approximately $29.6 million in aggregate principal amount of its 12% senior notes due 2010, which are not redeemable at this time. CMRG plans to place $62.9 million of the net proceeds of the offering in escrow pending the application of proceeds as previously described. The Company will use the balance of the net proceeds to reduce the outstanding balance under its revolving credit facility, and thereafter for working capital and general corporate purposes. In the event the initial purchaser of the notes exercises its option in whole or in part to purchase additional notes, CMRG may also purchase up to an additional 1,000,000 additional shares of its common stock in the open market or in negotiated transactions from time to time in accordance with applicable laws depending on market and other conditions.

            This press release is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

            The notes and the common stock issuable upon conversion of the notes to be offered have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.